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                                                                   EXHIBIT 22.1


                                 LIST OF SUBSIDIARIES
                                          OF
                              SYNAGRO TECHNOLOGIES, INC.



                               CDR Environmental, Inc.

                                   Organi-Gro, Inc.

                                Pima Gro Systems, Inc.

                               Pima Gro Systems 2, Inc.